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              June 25, 2020

       Patrick Dugan
       Chief Financial Officer
       Westinghouse Air Brake Technologies Corp.
       30 Isabella St.
       Pittsburgh, PA 15212

                                                        Re: WESTINGHOUSE AIR
BRAKE TECHNOLOGIES CORP
                                                            Form 10-K for the
year ended December 31, 2019
                                                            Filed February 24,
2020
                                                            File No. 033-90866

       Dear Mr. Dugan:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




              Sincerely,


              Division of Corporation Finance

              Office of Manufacturing